EXHIBIT 11.1


                    SUNRISE RESOURCES, INC. AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS


                                                     Three Months Ended                   Nine Months Ended
                                                              December 31,                     December 31,
                                            ------------------------------------    -----------------------------------
                                                   1996               1995               1996                1995
                                            -----------------   ----------------    ---------------    ----------------
Primary Earnings Per Share:

   Weighted average number of
     common shares outstanding                7,189,000           7,189,000            7,189,000          7,189,000
   Common stock equivalents from
     assumed exercise of options and
     warrants                                    31,000                --                 9,000              2,000
                                            ----------------    --------------      ---------------    ---------------
       Total shares                           7,220,000          7,189,000             7,198,000          7,191,000
                                            ================    ==============      ===============    ===============
       Net income                           $   851,000         $  789,000           $ 2,870,000        $ 2,512,000
                                            ================    ==============      ===============    ===============

       Net income per common and
         common equivalent share            $           0.12    $         0.11      $         0.40     $          0.35
                                            ================    ==============      ==============     ===============
Fully Dilutive Earnings Per Share:

   Weighted average number of
     common shares outstanding                7,189,000          7,189,000            7,189,000          7,189,000
   Common stock equivalents
     from assumed exercise of
     options and warrants                        31,000                 --               9,000               2,000
                                            ---------------     --------------      --------------     ---------------
       Total shares                           7,220,000          7,189,000            7,198,000          7,191,000
                                            ================    ==============      ===============    ===============
       Net income                           $   851,000         $  789,000          $ 2,870,000        $ 2,512,000
                                            ================    ==============      ===============    ===============
       Net income per common
         and common equivalent share        $           0.12    $         0.11      $         0.40     $          0.35
                                            ================    ==============      ==============     ===============

Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period. Common equivalent shares represent the dilutive effects of outstanding stock options and warrants using the treasury stock method and average market prices during the periods.

The calculation of fully dilutive earnings per share uses the higher of the ending market price for the period or the average market price.